FOR IMMEDIATE RELEASE
Sept. 16, 2025

Lisa Eden Appointed to Chesapeake Utilities Corporation Board of Directors

DOVER, Del. – Chesapeake Utilities Corporation (NYSE: CPK) ("Chesapeake Utilities" or the "Company") today announced that Lisa Eden was appointed to serve as a member of the Company's Board of Directors (the "Board") effective Sept. 15, 2025. Ms. Eden joins the Board with extensive energy industry experience, having recently retired as senior vice president and chief financial officer after more than two decades of service at TXNM Energy, Inc.

"On behalf of the entire Board, we are pleased to welcome Lisa," said Tom Bresnan, the Board's independent lead director. "Her financial acumen and deep experience in the energy sector will enhance the important work already underway, adding valuable perspective to the Board's collective expertise. Her insights will strengthen our strategic oversight and help ensure that Chesapeake Utilities is well positioned to pursue the many opportunities ahead."

Ms. Eden brings wide-ranging leadership experience across finance, information technology, human resources, and the energy sector. During her tenure with TXNM Energy, the parent company of Public Service Company of New Mexico and also of Texas-New Mexico Power Company, she held several key executive positions including vice president and treasurer, vice president of human resources, and vice president and chief information officer, in addition to other senior-level director roles. In these positions, she has developed comprehensive expertise in corporate finance, capital markets, strategic planning, employee and labor relations, succession planning and talent management, as well as information technology and cybersecurity. She has also held the Chartered Financial Analyst (CFA) designation for twenty years, underscoring her commitment to the highest standards of financial analysis and ethical practice. In addition to her corporate career, Ms. Eden contributes her leadership to the community as a board member of Presbyterian Healthcare Services, a not-for-profit organization dedicated to improving the health of its patients, members, and communities in New Mexico.

"Joining the Board of Chesapeake Utilities is an exciting opportunity to contribute to a company with a strong history of performance and a clear commitment to the communities it serves," said Ms. Eden. "I look forward to utilizing the knowledge and insights I have built over decades in the energy industry to support the Company's strategic plan and help guide its continued success in a dynamic energy landscape."

"With her extensive experience in finance, stakeholder engagement, and the utility sector, Lisa brings a wealth of knowledge and perspectives that will be invaluable to our Board," said Jeff Householder, chair of the Board and Chesapeake Utilities' president and chief executive officer. "Her expertise, combined with the collective skills and experience of the Board, will further strengthen our ability to deliver on our mission of providing energy that makes life better for the communities we serve, while positioning the

Company to drive long-term value for our stakeholders as we continue to reach new heights in 2025 and beyond."

About Chesapeake Utilities Corporation

Chesapeake Utilities Corporation is a diversified energy delivery company, listed on the New York Stock Exchange (NYSE:CPK). Chesapeake Utilities Corporation offers sustainable energy solutions through its natural gas transmission and distribution, electricity generation and distribution, propane gas distribution, mobile compressed natural gas utility services and solutions and other businesses. For more information, visit www.chpk.com.

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Media Contact

Alexander Nye
Director, Strategic Communications
727.754.0136
ANye@chpk.com

Investor Contact

Lucia M. Dempsey
Head of Investor Relations
347.804.9067
LDempsey@chpk.com